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Exhibit (a)(1)(vi)

LETTER FROM KERR-MCGEE CORPORATION SAVINGS INVESTMENT PLAN
TRUSTEES

IMMEDIATE ATTENTION REQUIRED

April 18, 2005

Re:
The Kerr-McGee Corporation Savings Investment Plan

Dear Kerr-McGee Corporation Savings Investment Plan Participant:

        The enclosed tender offer materials and Direction Form require your immediate attention. Our records reflect that, as a participant in the Kerr-McGee Corporation Savings Investment Plan, including its Employee Stock Ownership Plan portion (the "Plan"), all or a portion of your individual account is invested in Kerr-McGee Corporation stock.

        The tender offer materials describe an offer by Kerr-McGee Corporation to purchase up to 43,500,000 shares of its common stock, par value $1.00 per share, at a price not greater than $92.00 nor less than $85.00 per share, net to the seller in cash, without interest. As described below, you have the right to instruct Fidelity Management Trust Company and State Street Bank & Trust Co. ("State Street") and, together with Fidelity Management Trust Company, the "Plan Trustees"), as trustees of the Plan, concerning whether to tender shares attributable to your individual account under the Plan (State Street is the trustee of the Kerr-McGee Corporation Employee Stock Ownership Plan Stock Fund and the Kerr-McGee Corporation Match Stock Fund under the Plan). Unless the context requires otherwise, all references to shares shall refer to the shares of common stock, par value $1.00 per share, of Kerr-McGee Corporation and shall include the associated preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of July 26, 2001, between Kerr-McGee Corporation and UMB Bank, n.a., as amended by the First Amendment to Rights Agreement, dated as of July 30, 2001, between Kerr-McGee Corporation and UMB Bank, n.a. All shares tendered and purchased will include such associated preferred stock purchase rights.

        You will need to complete the enclosed Direction Form and return it to the Plan Trustees' tender offer tabulator in the enclosed return envelope so that it is RECEIVED by 4:00 p.m., New York City time, on Friday, May 13, 2005, unless the tender offer is extended, in which case the deadline for receipt of instructions will be three business days prior to the expiration date of the tender offer, if feasible.

        The remainder of this letter summarizes the transaction, your rights under the Plan and the procedures for completing and submitting the Direction Form. You should also review the more detailed explanation provided in the Offer to Purchase, dated April 18, 2005 (the "Offer to Purchase") enclosed with this letter.

BACKGROUND

        Kerr-McGee Corporation, a Delaware corporation ("Kerr-McGee"), has made a tender offer to its stockholders to tender up to 43,500,000 shares of its common stock, par value $1.00 per share, for purchase by Kerr-McGee at a price not greater than $92.00 nor less than $85.00 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase (which together with the related Letter of Transmittal, as they may be amended or supplemented from time to time, constitute the "tender offer"). Kerr-McGee will select the lowest purchase price that will allow it to purchase 43,500,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not withdrawn. All shares acquired in the tender offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price. However, because of the "odd lot" priority, proration and conditional tender provisions described in the Offer to Purchase, all of the shares tendered at or below the purchase price may not be purchased if more than the number of shares Kerr-McGee seeks are properly tendered. Shares tendered but not purchased in the tender offer will be returned to the tendering stockholders at Kerr-McGee's expense promptly after the expiration of the tender offer. Kerr-McGee's intent is to purchase up to $4 billion of its shares in the tender offer. In the event the final purchase price is less than the maximum purchase price of $92.00 per share and more than 43,500,000 shares are tendered in the tender offer at or below the purchase price, Kerr-McGee intends to exercise its right to purchase up to an additional 2% of its outstanding shares without extending the tender offer so that it repurchases up to $4 billion of its shares. By way of example, if the final purchase price is the minimum purchase price of $85.00 per share, Kerr-McGee intends to purchase up to an additional 3,227,763 of its outstanding shares to the extent tendered in the tender offer. Kerr-McGee also expressly reserves the right, in its sole discretion, to purchase additional shares, subject to applicable law.

        The enclosed Offer to Purchase sets forth the objectives, terms and conditions of the tender offer and is being provided to all of Kerr-McGee's stockholders. To understand the tender offer fully and for a more complete description of the terms and conditions of the tender offer, you should carefully read the entire Offer to Purchase.

        Kerr-McGee's Offer to Purchase extends to the shares held by the Plan. As of April 14, 2005, the Plan had approximately 2,049,788 shares allocated to participant accounts. Only the Plan Trustees, as trustees of the Plan, can tender these shares in the tender offer. Nonetheless, as a participant under the Plan, you have the right to direct the Plan Trustees whether or not to tender some or all of the shares attributable to your individual account in the Plan, and at what price or prices. Unless otherwise required by applicable law, the Plan Trustees will tender shares attributable to participant accounts in accordance with participant instructions and the Plan Trustees will not tender shares attributable to participant accounts for which it does not receive timely instructions. Thus, unless otherwise required by applicable law, the Trustees may not exercise their own discretion whether to tender shares for which no directions are received. If you do not complete the enclosed Direction Form and return it to the Plan Trustees' tabulator on a timely basis, you will be deemed to have elected not to participate in the tender offer and no shares attributable to your Plan account will be tendered. The Plan Trustees will tender shares in the Plan that have not been allocated to an individual account ("unallocated shares") in the same proportion and at the same prices as they tender shares for which they receive participant tender offer directions, unless otherwise required by applicable law and except for unallocated shares held by State Street.

LIMITATIONS ON FOLLOWING YOUR DIRECTION

        The enclosed Direction Form allows you to specify the percentage of the Kerr-McGee shares attributable to your account that you wish to tender and the price or prices at which you want to tender shares attributable to your account. As detailed below, when the Plan Trustees tender shares on behalf of the Plan, they may be required to tender shares on terms different than those set forth on your Direction Form.

        The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the trust agreements between Kerr-McGee and the Plan Trustees prohibit the sale of shares to Kerr-McGee for less than "adequate consideration" which is defined by ERISA for a publicly traded security as the prevailing market price on a national securities exchange. The Plan Trustees will determine "adequate consideration," based on the prevailing or closing market price of the shares on the New York Stock Exchange on or about the date the shares are tendered by the Plan Trustees (the "prevailing market price"). Accordingly, depending on the prevailing market price of the shares on such date, the Plan Trustees may be unable to follow participant directions to tender shares to Kerr-McGee at certain prices within the offered range. The Plan Trustees will tender or not tender shares as follows:

  •
  If the prevailing market price is greater than the maximum tender price offered by Kerr-McGee ($92.00 per share), notwithstanding your direction to tender shares in the tender offer, the shares will not be tendered.

  •
  If the prevailing market price is greater than the price at which you direct the shares be tendered but within the range of $85.00 to $92.00, the Plan Trustees will follow your direction regarding the percentage of shares to be tendered, but will increase the price at which such shares are to be tendered to the prevailing market price.

  •
  If the prevailing market price is lower than the price at which you direct shares be tendered, notwithstanding the lower closing market price, the Plan Trustees will follow your direction both as to percentage of shares to tender and as to the price at which such shares are tendered.

  •
  Unless otherwise required by applicable law, the Plan Trustees will not tender shares for which it has received no direction, or for which it has received a direction not to tender.

IT IS YOUR DECISION WHETHER TO TENDER

        Kerr-McGee's Board of Directors has approved the tender offer. However, none of Kerr-McGee, its Board of Directors, the Plan Trustees or J.P. Morgan Securities Inc. or Lehman Brothers Inc. (the "Dealer Managers" for the tender offer) makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or prices at which you may choose to tender your shares. You must make your own decision, as a named fiduciary of the Plan with respect to shares allocated to your account, as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which to tender your shares. In doing so, you should read carefully the information in the Offer to Purchase, including Kerr-McGee's reasons for making the tender offer. Kerr-McGee's directors and executive officers have advised Kerr-McGee that they do not intend to tender shares pursuant to the tender offer.

CONFIDENTIALITY

        To assure the confidentiality of your decision, the Plan Trustees and their affiliates or agents will tabulate the Direction Forms. Neither the Plan Trustees nor their affiliates or agents will make your individual direction available to Kerr-McGee.

PROCEDURE FOR DIRECTING TRUSTEES

        Enclosed is a Direction Form which should be completed and returned to the Plan Trustees' tabulator. Please note that the Direction Form indicates how many shares you have in your individual account as of April 14, 2005. However, for purposes of the final tabulation, the Plan Trustees will apply your instructions to the number of shares attributable to your account as of May 13, 2005, or as of a later date if the tender offer is extended.

        If you do not properly complete the Direction Form or do not return it by the deadline specified, such shares will be considered NOT TENDERED.

        To properly complete your Direction Form, you must do the following:

  (1)
  On the face of the Direction Form, check Box 1 or 2. CHECK ONLY ONE BOX:

  •
  CHECK BOX 1 if you do not want the shares attributable to your individual account tendered for sale in accordance with the terms of the tender offer and simply want the Plan to continue holding such shares.

  •
  CHECK BOX 2 in all other cases and complete the table immediately below Box 2. Specify the percentage (in whole numbers) of shares attributable to your individual account that you want to tender at each price indicated.

      You may direct the tender of shares attributable to your account at different prices. To do so, you must state the percentage (in whole numbers) of shares to be sold at each price by filling in the percentage of such shares on the line immediately before the price. Also, you may elect to accept the per share purchase price to be determined pursuant to the tender offer, which will result in receiving a price per share as low as $85.00 or as high as $92.00. Leave a given line blank if you want no shares tendered at that particular price. The total of the percentages you provide on the Direction Form may not exceed 100%, but it may be less than 100%. If this amount is less than 100%, you will be deemed to have instructed the Plan Trustees NOT to tender the balance of the shares attributable to your individual account.

  (2)
  Date and sign the Direction Form in the space provided.

  (3)
  Return the Direction Form in the enclosed return envelope so that it is received by the Plan Trustees' tabulator at the address on the return envelope (P.O. Box 9142, Hingham, MA 02043) not later than 4:00 P.M., New York City time, on Friday, May 13, 2005, unless the tender offer is extended, in which case the participant deadline shall be three business days prior to the expiration date of the tender offer, if feasible. If you wish to return the form by overnight courier, please send it to the Plan Trustees' tabulator at Tabulator, 60 Research Road, Hingham, MA 02043. Directions via facsimile will not be accepted.

        Your direction will be deemed irrevocable unless withdrawn by 4:00 p.m., New York City time, on Friday, May 13, 2005 unless the tender offer is extended. In order to make an effective withdrawal, you must submit a new Direction Form which may be obtained by calling Fidelity Institutional Retirement Services Company ("Fidelity") at (800) 835-5095. Upon receipt of a new, completed and signed Direction Form, your previous direction will be deemed canceled. You may direct the re-tendering of any shares attributable to your individual account by obtaining an additional Direction Form from Fidelity Services and repeating the previous instructions for directing tender as set forth in this letter.

        After the deadline above for returning the Direction Form to the Plan Trustees' tabulator, the Plan Trustees and their affiliates or agents will complete the tabulation of all directions and the Plan Trustees, as trustees, will tender the appropriate number of shares on behalf of the Plan.

        Kerr-McGee will then buy all shares, up to 43,500,000, that were properly tendered through the tender offer. If there is an excess of shares tendered over the exact number desired by Kerr-McGee, shares tendered pursuant to the tender offer may be subject to proration, as set forth in Section 1 of the Offer to Purchase. Any shares attributable to your account that are not purchased in the tender offer will remain allocated to your individual account under the Plan.

        The preferential treatment of holders of fewer than 100 shares, as described in Section 1 of the Offer to Purchase, will not be afforded to participants in the Plan, regardless of the number of shares held within their individual accounts. Additionally, the conditional tender of shares, as described in Section 6 of the Offer to Purchase, will not be afforded to participants in the Plan.

        The tender offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares in any jurisdiction in which the making or acceptance of the tender offer would not be in compliance with the laws of such jurisdiction. In those jurisdictions whose laws require that the tender offer be made by a licensed broker or dealer, the tender offer shall be deemed to be made on behalf of Kerr-McGee by the Dealer Managers for the tender offer, or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

EFFECT OF TENDER ON YOUR ACCOUNT

        As of 4:00 p.m. New York City time, on Friday, May 13, 2005, certain transactions involving the Kerr-McGee stock under the Plan will be prohibited for three business days for ALL participants. At this time, all exchanges out, loans, withdrawals and distributions from Kerr-McGee stock, will be frozen for three business days. Balances in Kerr-McGee stock will be utilized to calculate amounts eligible for loans throughout these three business days. Contributions to and exchanges from other investment options into Kerr-McGee stock may continue throughout the tender offer and will be unaffected by the freeze. You can call Fidelity at (800) 835-5095 to obtain updated information on expiration dates, deadlines and freezes on the Kerr-McGee stock.

        If you have directed the Plan Trustees to tender some OR all of your shares, the freeze involving the Kerr-McGee stock will continue until all processing related to the tender offer has been completed, unless the tender offer is terminated or extended. In the event that the tender offer is extended, if feasible the freeze on these transactions involving Kerr-McGee stock will be temporarily lifted until three days prior to the new expiration date of the tender offer, as extended, at which time a new freeze on these transactions involving the stock will commence. In the event that you have directed the tendering of some or all of your shares, but none of those shares are accepted for payment through the tender offer, the freeze involving the Kerr-McGee stock in your account will be lifted as soon as administratively feasible. You can call Fidelity at (800) 835-5095 to obtain updated information on expiration dates, deadlines and freezes.

        If you did not provide any direction to the Plan Trustees, or directed the Plan Trustees to NOT tender ANY of your shares, the freeze will be lifted in your account and you will again be able to execute all transactions with respect to Kerr-McGee stock, subject to Plan rules, as of May 19, 2005. In the event that the tender offer is extended, a new freeze on these transactions involving Kerr-McGee stock will commence three business days prior to the new expiration date of the tender offer, as extended, and will be lifted on the business day following the expiration date of the tender offer. You can call Fidelity at (800) 835-5095 to obtain updated information on expiration dates, deadlines and freezes.

INVESTMENT OF PROCEEDS

        For any shares in the Plan that are tendered and purchased by Kerr-McGee, Kerr-McGee will pay cash to the Plan. INDIVIDUAL PARTICIPANTS IN THE PLAN WILL NOT, HOWEVER, RECEIVE ANY CASH TENDER PROCEEDS DIRECTLY. ALL SUCH PROCEEDS WILL REMAIN IN THE PLAN AND MAY BE WITHDRAWN ONLY IN ACCORDANCE WITH THE TERMS OF THE PLAN.

        The Plan Trustees will invest proceeds received with respect to shares attributable to your account in the Managed Income Portfolio II as soon as administratively possible after receipt of proceeds. The Plan Trustees anticipate that the processing will be completed five to seven business days after receipt of these proceeds. You may call Fidelity at (800) 835-5095 after the reinvestment is complete to learn the effect of the tender on your account or to have the proceeds from the sale of shares which were invested in the Managed Income Portfolio II invested in other investment options offered under the Plan.

SHARES OUTSIDE THE PLAN

        If you hold shares outside of the Plan, you will receive, under separate cover, tender offer materials to be used to tender those shares. Those tender offer materials may not be used to direct the Plan Trustees to tender or not tender the shares attributable to your individual account under the Plan. Likewise, the tender of shares attributable to your individual account under the Plan will not be effective with respect to shares you hold outside of the Plan. The direction to tender or not tender shares attributable to your individual account under the Plan may only be made in accordance with the procedures in this letter. Similarly, the enclosed Direction Form may not be used to tender shares held outside of the Plan.

FURTHER INFORMATION

        If you require additional information concerning the procedure to tender shares attributable to your individual account under the Plan, please contact Fidelity at (800) 835-5095. If you require additional information concerning the terms and conditions of the tender offer, please call Georgeson Shareholder Communications Inc., the Information Agent, toll free at (877) 278-6310.

                      Sincerely,

                      Fidelity Management Trust Company
                      State Street Bank & Trust Co.

DIRECTION FORM
KERR-MCGEE CORPORATION TENDER OFFER
BEFORE COMPLETING THIS FORM, PLEASE READ CAREFULLY THE
ACCOMPANYING OFFER TO PURCHASE AND ALL OTHER ENCLOSED MATERIALS.

PLEASE NOTE THAT IF YOU DO NOT SEND IN A PROPERLY COMPLETED, SIGNED DIRECTION FORM, OR IF SUCH DIRECTION FORM IS NOT RECEIVED BY 4:00 P.M., NEW YORK CITY TIME ON FRIDAY, MAY 13, 2005, UNLESS THE TENDER OFFER IS EXTENDED, THE KERR-MCGEE SHARES ATTRIBUTABLE TO YOUR ACCOUNT UNDER THE PLAN WILL NOT BE TENDERED IN ACCORDANCE WITH THE TENDER OFFER, UNLESS OTHERWISE REQUIRED BY LAW.

Neither Fidelity Management Trust Company nor State Street Bank & Trust Co. (together with Fidelity Management Trust Company, the "Plan Trustees") makes any recommendation to any participant in the Kerr-McGee Corporation Savings Investment Plan (the "Plan") as to whether to tender or not, or at which prices. Your direction to the Plan Trustees will be kept confidential.

This Direction Form, if properly signed, completed and received by Fidelity Institutional Retirement Services Company in a timely manner will supersede any previous Direction Form.

Date
Please Print Name
Signature

As of April 14, 2005, the number of shares attributable to your account in the Plan is shown to the right of your address.

In connection with the Offer to Purchase made by Kerr-McGee Corporation, dated April 18, 2005 (together with the related Letter of Transmittal, as they may be amended or supplemented from time to time, the "tender offer"), I hereby instruct the Plan Trustees, as trustees of the Plan, to tender the Kerr-McGee Corporation shares attributable to my account under the Plan as of May 13, 2005, unless a later deadline is announced, as follows (check only one box and complete):

(CHECK BOX ONE OR TWO)

☐	1.	Please refrain from tendering and continue to HOLD all shares attributable to my individual account under the Plan.
☐	2.
		Please TENDER shares attributable to my individual account under the Plan in the percentage indicated below for each of the prices provided. A blank space before a given price will be taken to mean that no shares attributable to my account are to be tendered at that price. FILL IN THE TABLE BELOW ONLY IF YOU HAVE CHECKED BOX 2.

Percentage of Shares to be Tendered (The total of all percentages must be less than or equal to 100%. If the total is less than 100%, you will be deemed to have directed Fidelity NOT to tender the remaining percentage.)
		% Shares Tendered at Price Determined by Dutch Auction

		(By entering a percentage on the line above, the undersigned is willing to accept the Purchase Price resulting from the Dutch Auction, for the percentage of shares elected. This could result in receiving a price per share as low as $85.00 or as high as $92.00 per share.)
% at $85.00	% at $86.50	% at $88.00	% at $89.50	% at $91.00
% at $85.25	% at $86.75	% at $88.25	% at $89.75	% at $91.25
% at $85.50	% at $87.00	% at $88.50	% at $90.00	% at $91.50
% at $85.75	% at $87.25	% at $88.75	% at $90.25	% at $91.75
% at $86.00	% at $87.50	% at $89.00	% at $90.50	% at $92.00
% at $86.25	% at $87.75	% at $89.25	% at $90.75

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  Exhibit (a)(1)(vi)
LETTER FROM KERR-MCGEE CORPORATION SAVINGS INVESTMENT PLAN TRUSTEES
DIRECTION FORM KERR-MCGEE CORPORATION TENDER OFFER BEFORE COMPLETING THIS FORM, PLEASE READ CAREFULLY THE ACCOMPANYING OFFER TO PURCHASE AND ALL OTHER ENCLOSED MATERIALS.